Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

SAN DIEGO, CA May 10, 2006 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the first quarter ended March 31, 2006.

ACADIA reported a net loss of $9.5 million for the first quarter of 2006 compared to a net loss of $5.6 million for the first quarter of 2005. The net loss for the first quarter of 2006 and 2005 included $900,000 and $371,000, respectively, in non-cash, stock-based compensation expense.

At March 31, 2006, ACADIA’s cash, cash equivalents, investment securities, and restricted cash totaled $56.2 million compared to $55.5 million at December 31, 2005. The increase in cash was primarily due to Sepracor Inc.’s purchase of shares of ACADIA common stock for $10 million in January 2006, offset by cash used to fund ACADIA’s operations. Following the end of the first quarter, ACADIA raised an additional $55.6 million in net proceeds from the sale of approximately 4.9 million shares of its common stock in a public offering, which closed on May 3, 2006.

“The beginning of 2006 has been an important period for ACADIA highlighted by positive clinical trial results in two of our proprietary Phase II-stage programs, Sepracor’s second $10 million equity investment, and the completion of our recent public offering,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We are now well positioned to further advance our proprietary clinical pipeline directed at novel treatments for central nervous system disorders and other areas of unmet medical need.”

Revenues totaled $2.5 million for the first quarter of 2006 compared to $2.3 million for the first quarter of 2005. This increase was primarily due to increased revenues earned under ACADIA’s collaborations with Allergan, Inc. and Sepracor. Revenues from ACADIA’s collaborations with Allergan totaled $1.1 million for the first quarter of 2006 compared to $1.0 million for the first quarter of 2005, while revenues from the Sepracor collaboration totaled $931,000 for the first quarter of 2006 compared to $820,000 for the first quarter of 2005.

Research and development expenses totaled $10.1 million for the first quarter of 2006, including $559,000 in stock-based compensation, compared to $6.3 million for the first quarter of 2005, including $211,000 in stock-based compensation. This increase was primarily due to increased clinical development costs associated with ACADIA’s proprietary Phase II-stage programs and expansion of its research and development organization. Fees paid to external service providers, largely related to clinical development, totaled $4.2 million for the first quarter of 2006 compared to $1.3 million for the first quarter of 2005.

General and administrative expenses totaled $2.3 million for the first quarter of 2006, including $341,000 in stock-based compensation, compared to $1.8 million for the first quarter of 2005, including $160,000 in stock-based compensation. This increase was primarily due to increased professional fees and increased costs associated with expansion of its administrative organization.

Effective January 1, 2006, ACADIA adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, using the modified prospective transition method. Under this transition method, results for the prior periods have not been restated. For the first quarter of 2006, an aggregate of $900,000 of stock-based compensation expense was included in research and development and general and administrative expenses. Prior to January 1, 2006, ACADIA accounted for employee stock-based compensation using the intrinsic value method under Accounting Principles Board No. 25. For the first quarter of 2005, an aggregate of $371,000 of stock-based compensation expense was included in research and development and general and administrative expenses.

ACADIA has indicated that it expects to use between $38 million and $42 million of its cash resources to fund its operations for the year ended December 31, 2006.

First Quarter 2006 and Recent Highlights

•	ACADIA announced positive results in March 2006 from a multi-center Phase II trial, in which ACP-103 demonstrated antipsychotic effects, was safe and well tolerated, and did not worsen disease-related motoric function in patients with Parkinson’s disease suffering from treatment-induced psychosis. Many of the eligible patients from this trial have enrolled in an open-label extension study, including some patients who have been treated with ACP-103 for over one year.

•	ACADIA announced positive results in April 2006 from a proof-of-concept clinical study, which demonstrated that ACP-103 induced a statistically significant and dose-related increase in deep, or slow wave, sleep in healthy older volunteers.

•	ACADIA nominated ACP-105, a non-steroidal and selective androgen receptor agonist (SARM), as a development candidate. SARMs may improve the standard of treatment for a variety of disorders including muscle-wasting conditions and osteoporosis.

•	ACADIA advanced its cannabinoid CB1 research into preclinical program status. Blockade of the CB1 receptors may lead to novel treatments in obesity and substance abuse.

•	In January 2006, Sepracor made the second of two $10 million purchases of ACADIA common stock in connection with the companies’ ongoing collaboration.

•	ACADIA extended the research term of its March 2003 discovery collaboration with Allergan for two years through March 2008. Joint research efforts are focused in the area of pain and support the companies’ Phase II clinical program in neuropathic pain.

•	ACADIA completed a public offering on May 3, 2006, raising net proceeds of $55.6 million through the sale of approximately 4.9 million shares of its common stock.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review first quarter results and highlights via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-713-8395 for participants in the U.S. or Canada and 617-597-5309 for international callers (reference passcode 76699715). A telephone replay of the conference call may be accessed through May 24, 2006 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 24798056). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May 24, 2006.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five Phase II-stage clinical programs as well as a portfolio of preclinical and discovery assets directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the 2006 cash burn, the progress of ACADIA’s drug discovery and development programs, the potential of ACADIA’s collaborations, and the benefits to be derived from ACADIA’s technology, approach and drug candidates, in each case, including ACP-103, ACP-104, and ACP-105. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, and litigation. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2005 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-

looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Collaborative revenues	$2,537	$2,325

Operating expenses
Research and development (includes stock-based compensation of $559 and $211 for the three months ended March 31, 2006 and 2005, respectively)	10,126	6,327
General and administrative (includes stock-based compensation of $341 and $160 for the three months ended March 31, 2006 and 2005, respectively)	2,284	1,798
Provision for loss from litigation	227	—

Total operating expenses	12,637	8,125

Loss from operations	(10,100)	(5,800)
Interest income (expense), net	582	211

Loss before change in accounting principle	$(9,518)	$(5,589)
Cumulative effect of change in accounting principle	51	—

Net loss	$(9,467)	$(5,589)

Net loss per common share, basic and diluted:
Before change in accounting principle	$(0.39)	$(0.31)
Cumulative effect of change in accounting principle	—	—

Net loss per common share, basic and diluted	$(0.39)	$(0.31)

Weighted average common shares outstanding, basic and diluted	24,308	17,903

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2006	December 31, 2005(1)
Assets
Cash, cash equivalents, investment securities and restricted cash	$56,204	$55,521
Prepaid expenses, receivables and other current assets	4,917	4,604

Total current assets	61,121	60,125
Property and equipment, net	2,299	2,283
Other assets	98	98

Total assets	$63,518	$62,506

Liabilities and Stockholders’ Equity
Current liabilities	21,743	21,701
Long-term liabilities	1,916	1,434
Stockholders’ equity	39,859	39,371

Total liabilities and stockholders’ equity	$63,518	$62,506

(1)	The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.